Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report dated April 15, 2025, except for Note 2 Segment Information, which is dated May 1, 2025, relating to the financial statements of Apimeds Pharmaceuticals US, Inc. (the “Company”) as of and for the each of the years ended December 31, 2024 and 2023, included in the Company’s Annual Report on Form 10-K. This report includes an explanatory paragraph as to the Company’s ability to continue as a going concern.

/s/ Kreit & Chiu CPA LLP

New York, New York

May 23, 2025